August 5,1998

Novastar Mortgage Fund Trust 98-2
Attn:  Swaps Department
Facsimile:  913-514-3515


Dear Sirs
                    OUR REFERENCE: NY 11432
              RE: USD 80,000,000 INTEREST RATE CAP

          The purpose of this communication is to set forth the terms and conditions of the swap transaction entered into between us on the Trade Date specified below (the "Transaction"). This communication constitutes a "Confirmation" as referred to in the Agreement specified below.

          The definitions and provisions contained in the 1991 ISDA Definitions (as published by the International Swap Dealers Association, Inc. now known as the International Swaps and Derivatives Association, Inc. ("ISDA")) are incorporated into this Confirmation. In the event of any inconsistency between those definitions and provisions and this Confirmation, this Confirmation will govern.

          This Confirmation evidences a complete binding agreement between you and us as to the terms of the Transaction to which this Confirmation relates. In addition you and we agree to use all reasonable efforts promptly to negotiate, execute and deliver an agreement in the form of the ISDA Master Agreement (Muiticurrency-Cross Border) (the "Agreement"), with such modifications as you and we will in good faith agree. Upon such execution, this Confirmation will supplement, form a part of, and be subject to such Agreement, and all provisions contained or incorporated by reference in such Agreement upon its execution shall govern this Confirmation except as expressly modified herein.

The parties agree that, prior to execution of the Agreement, this Transaction (together with all other transactions between the parties which refer to, and incorporate the terms of, the form of ISDA Master Agreement (Multicurrency-Cross Border)) will be governed by and subject to the terms and conditions which would be applicable if, prior to the Trade Date (or, if prior transactions have been entered into between us, then prior to the Trade Date of the first such transaction), the parties had executed and delivered a Master Agreement (Multicurrency-Cross Border), in the form published by ISDA (but without any Schedule), with the revisions provided below (this Transaction, all previous transactions and such Master Agreement, as modified below, forming a single agreement between the parties), except that in the event of any inconsistency between the provisions of such Master Agreement and this Confirmation, this Confirmation will prevail for the purpose of this Transaction:

          1) The "Cross Default" provision of Section 5(a)(vi) of the Master Agreement will apply to both parties;

          2)   The "Credit Event Upon Merger" provision of
Section 5(b)(iv) of the Master Agreement will apply to both parties;

          3) Market Quotation and the Second Method will apply for purposes of Section 6(e) of the Master Agreement; and

          4)   The "Automatic Early Termination" provision of
Section 6(a) of the Master Agreement will not apply to either party.

          This Transaction shall be governed by the law of the State of New York, without regard to conflict of laws principles.


The terms of the particular Transaction to which this Confirmation relates are as follows:

Type of Transaction   Cap

Notional Amount       USD 80,000,000

Trade Date            4 August 1998

Effective Date        26 March 2001

Termination Date      26 June 2003 subject to
                      adjustment in accordance with
                      the Modified Following Business
                      Day Convention

FIXED AMOUNTS

Fixed Amount Payer    Novastar Mortgage Fund Trust 98-
                      2 ("Counterparty")

Fixed Amount          USD 52,000

Fixed Amount Payer
Payment Date          6 August 1998

FLOATING AMOUNTS

Cap Floating Rate
Payer                 National Westminster Bank PLC ("NatWest")

Cap Floating Rate     The 26th of each June,
Payer Payment Dates   September, December and March
                      commencing 26 June 2001 to and
                      including the Termination Date
                      subject to adjustment in
                      accordance with the Modified
                      Following Business Day
                      Convention

Cap Rate              9.00 pct

Floating Rate Option  USD-LIBOR-BBA

Floating Rate         Actual/360 day basis
Day Count Fraction

Designated Maturity   3 Months

Spread                None

Reset Date            The first day of each
                      Calculation Period

Business Days         London, New York

Calculation Agent     NatWest Capital Markets Limited,
                      (as agent for National
                      Westminster Bank Plc)